EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees, as amended and restated, ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees, as amended and restated, the ATI Technologies Inc. Share Option Plan, as amended, and the ARTX, Inc. 1997 Equity Incentive Plan, as amended, of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 25, 2005, Advanced Micro Devices, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 27, 2006